CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Fidelity Distributors
Corporation:
We hereby consent to the inclusion in this Post-Effective Amendment No. 65 to Registration Statement No. 2-34100 on Form S-6 of our report dated January 28, 1998, on our audit of the statement of financial condition of Fidelity Distributors Corporation as of December 31, 1997.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



Boston, Massachusetts
November 19, 1998